Exhibit 10.1
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION EMPLOYMENT AGREEMENT
     This Non-Disclosure, Non-Competition and Non-Solicitation Employment Agreement (this “Agreement”) is made by and between Zimmer, Inc. (“Company”) and ____________(“Employee”) as of the date executed by Company.
Recitals
     A. For purposes of this Agreement, “Parent” means an entity that is a holding company of, or holds a controlling interest in, Company; “Affiliates” means any subsidiary of Company or Parent of Company or a company over which Company or Parent has control; and the definition of each of Company, Parent, and Affiliates, includes any of their successors-in-interest, including, but not limited to, Zimmer, Inc. (“ZINC”). References herein to Company shall be deemed to include any Parent or Affiliates where appropriate.
     B. Company, Parent, and the Affiliates are part of the global holdings of Zimmer Holdings, Inc., a publicly traded corporation incorporated under the laws of the state of Delaware, the primary purpose of which is to serve as the umbrella entity for ZINC. Company, Parent and the rest of the Affiliates located throughout the world are engaged in the development, manufacture, distribution, and sale of orthopaedic-medical, oral-rehabilitation, and/or spine or trauma devices, products, and services.
Agreement
     NOW, THEREFORE, in consideration of the foregoing recitals, the promises contained herein, those certain benefits contained in each Zimmer Holdings, Inc. 2001 Stock Incentive Plan Nonqualified Stock Option Grant Agreement to which Employee is a party, those certain benefits contained in each Zimmer Holdings, Inc. 2001 Stock Incentive Plan Performance Share Award Agreement to which Employee is a party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee agree as follows:
     1. Acknowledgements. Employee acknowledges that Company is engaged in the highly competitive business of the development, manufacture, distribution, and sale of orthopaedic-medical, oral-rehabilitation, and/or spine or trauma devices, products, and services. Employee acknowledges that Employee has responsibility for Company’s competitive position and financial viability throughout the world and has access to Confidential Information (as hereinafter defined) relating to all aspects of running the Company. Further, Employee acknowledges that in the course of Employee’s employment with Company, Employee: (a) has been given and will continue to be given access to Confidential Information (as hereinafter defined); (b) has participated and will continue to participate in the development and/or usage of inventions, products, concepts, methods, or technologies that are related to Company’s business; (c) has been given and will continue to be given specialized, proprietary training relating to

Company’s products, processes, and Confidential Information; and/or (d) has been given and will continue to be given access to Company’s customers and other business relationships.
     2. Termination of Employment. Company and Employee acknowledge and agree that Employee’s employment is on an at-will basis, and accordingly, either Company or Employee may terminate the employment relationship at any time for any reason, or no reason whatsoever, with or without cause, and without advance notice.
     3. Non-Disclosure of Confidential Information. Employee acknowledges that Confidential Information is a valuable, special, and unique asset of Company, Parent, and the Affiliates and agrees to the following:
(A) Confidential Information Defined. “Confidential Information” includes, without limitation, any and all of Company’s, Parent’s, or Affiliates’ Trade Secrets (as defined by the law of the State of Indiana ), Inventions (as defined herein), confidential and proprietary information and all other information and data of Company that is not generally known to the public or other third parties, who could derive economic value from its use or disclosure. Confidential Information includes, without limitation, the following: (i) marketing, sales, and advertising information, such as lists of actual or potential customers; customer-preference data; marketing and sales techniques, strategies, efforts, and data; merchandising systems and plans; confidential customer information including identification of purchasing personnel, account status, needs and ability to pay; business plans; product development and delivery schedules; market research and forecasts; marketing and advertising plans, techniques, and budgets; overall pricing strategies; specific advertising programs and strategies utilized, and the success or lack of success of those programs and strategies; (ii) organizational information, such as personnel and salary data; merger, acquisition and expansion information; information concerning methods of operation; divestiture information; and competitive information pertaining to Company’s distributors; (iii) financial information such as product costs; supplier information; overhead costs; profit margins; banking and financing information; and pricing-policy practices; (iv) technical information, such as product specifications, compounds, formulas, improvements, discoveries, developments, designs, inventions, techniques, new products and surgical-training methods; (v) information disclosed to Employee as part of any specialized, proprietary training process; (vi) information of third parties provided to Employee subject to non-disclosure restrictions for use in Employee’s business for Company; and (vii) any work product created by Employee in rendering services for Company.
(B) Non-Disclosure of Confidential Information. Employee agrees that Employee will not disclose, transfer, or use (or seek to induce others to disclose, transfer, or use) any Confidential Information for any purpose other than: (i) disclosure to authorized employees and agents of Company who are bound to maintain the confidentiality of the Confidential Information; and/or (ii) for

authorized purposes during the course of Employee’s employment in furtherance of Company’s business.
(C) Protection of Confidential Information. Employee will notify Company in writing of any circumstances that may constitute unauthorized disclosure, transfer, or use of Confidential Information. Employee will use best efforts to protect Confidential Information from unauthorized disclosure, transfer, or use. Employee will implement and abide by all procedures adopted by Company to prevent unauthorized disclosure, transfer, or use of Confidential Information.
     4. Ownership of Confidential Information and Inventions.
(A) Invention Defined. “Invention” includes, without limitation, ideas, programs, processes, systems, intellectual property, works of authorship, copyrightable materials, discoveries, and improvements of which Employee conceives, alone or in conjunction with others, during Employee’s employment with Company or within six (6) months after Employee’s employment ends and that relate to Company’s present or future business. An Invention is covered by this Agreement regardless of whether (i) Employee conceived of the Invention in the scope of Employee’s employment; and/or (ii) the Invention is patentable.
(B) Ownership of Confidential Information and Inventions. Confidential Information and Inventions are solely the property of Company. Employee agrees that Employee does not have any right, title, or interest in any of the Confidential Information or Inventions. Employee may be recognized as the inventor of an Invention without retaining any other rights associated therewith.
(C) Disclosure and Assignment of Inventions. Employee hereby assigns to Company all right, title and interest that Employee may have in any Inventions that are developed, made, authored, or conceived by Employee (whether alone or with others) during Employee’s employment with Company. Employee agrees to: (i) promptly disclose all such Inventions in writing to Company; (ii) keep complete and accurate records of all such Inventions, which records shall be Company property and shall be retained on Company premises; and (iii) execute such documents and do such other acts as may be necessary in the opinion of Company to establish and preserve Company’s property rights in all such Inventions. This Section shall not apply to any Invention for which no equipment, supplies, facility, or Confidential Information of Company was used and that was developed entirely on Employee’s own time, and (1) that does not relate (a) directly to the business of Company or (b) to Company’s actual or demonstrably anticipated research or development, or (2) that does not result from any work performed by Employee for Company.
     5. Return of Confidential Information and Company Property. Immediately upon termination of Employee’s employment with Company, Employee shall return to Company all of Company’s property relating to Company’s business, including, without limitation, all of

Company’s property that is in the possession, custody, or control of Employee such as Confidential Information, computers, access cards/keys, Company identification badge, documents, hard-copy files, copies of documents and any electronic information/files.
     6. Obligations to Other Entities or Persons. Employee warrants that Employee is not bound by the terms of any confidentiality agreement or any other legal obligation that would either preclude or limit Employee from disclosing or using any of Employee’s ideas, inventions, discoveries, or other information or otherwise fulfilling Employee’s obligations to Company. While employed by Company, Employee shall not disclose or use any confidential information belonging to any entity or any other person in violation of a contractual agreement prohibiting such disclosure or use or in violation of applicable laws.
     7. Conflict of Interest and Duty of Loyalty. During Employee’s employment with Company, Employee shall not engage, directly or indirectly, in any activity, employment or business venture, whether or not for remuneration, that is: (i) competitive with Company’s business; (ii) deprives or potentially could deprive Company of any business opportunity; (iii) conflicts or potentially could conflict with Company’s business interests; or (iv) is otherwise detrimental or potentially detrimental to Company, including preparations to engage in any of the foregoing activities.
     8. Non-Competition Covenants. Company and Employee acknowledge and agree that the following non-competition covenants are reasonable and necessary to protect the legitimate interests of Company, Parent, and Affiliates, including, without limitation, the protection of Confidential Information and Inventions. Employee further acknowledges and agrees that such covenants are an essential part of, and consideration for, Company’s promises contained in this Agreement. Employee agrees to, and covenants to comply with, each of the following separate and divisible restrictions:
(A) Definitions.
1. “Competing Product” includes any orthopaedic, oral-rehabilitation, spine or trauma device, product, or service, including any new product formulation, product modification, and/or product improvement (a) that resembles or competes with a device, product or service Company, Parent, or Affiliate researched, developed, manufactured, marketed, distributed, or sold during Employee’s last two years of employment with Company and (b) with which the Employee worked in the course of Employee’s last two years of employment with Company or about which the Employee obtained Confidential Information in the course of the Employee’s last two years of employment with Company.
2. “Competing Organization” includes: (a) any organization, or any division or unit of an organization, that researches, develops, manufactures, markets, distributes or sells any Competing Product; or (b) any organization, or any division or unit of an organization, that plans to research, develop, manufacture, market, distribute, or sell any Competing Product.
3. “Diversified Competing Organization” includes any Competing Organization that controls or is under common control with entities that conduct business in an industry other than the orthopaedic, oral-rehabilitation, spine-implant or trauma products industries.
4. “Same or Similar Capacity” includes: (a) duties, responsibilities, or functions, the Employee is expected to perform or does perform for a Competing Organization which are the same as, or similar to, the Employee’s duties, responsibilities, or functions during the last two years of Employee’s employment with Company; b) any executive or managerial capacity; or c) any other capacity in which Employee’s knowledge of Confidential Information or Inventions would constitute a competitive disadvantage to Company if used on behalf of the Competitive Organization.
5. “Restricted Geographic Area” includes: (a) for an Employee who has duties, responsibilities, or functions with Company-wide impact and whose position is classified as a salary grade Z7 or Z8 or any equivalent or higher salary grade including a member of Company’s Operating Committee, the Restricted Geographic Area includes the following divisible geographic areas (i) the continental United States; (ii) Canada; (iii) Latin America; (iv) Asia/Australia; (v) all countries of the European Union; (vi) Switzerland; and/or vii) all other countries, territories, or states in which the Employee was responsible for cultivating or maintaining competitive advantages on Company’s behalf; and b) for all other employees, the Restricted Geographic Area includes the following divisible geographic areas i) the continental United States; and/or ii) the territory or state in which the Employee was responsible for cultivating or maintaining competitive advantages on Company’s behalf, during the last two years of Employee’s employment with Company.
6. “Non-Competition Period” begins the date Employee executes this Agreement, continuing through the eighteen (18) months after the Employee’s last day of employment with Company unless otherwise extended by Employee’s breach of this Agreement. The Non-Competition Period shall not expire during any period in which Employee is in violation of any of the restrictive covenants set forth herein, and all restrictions shall automatically be extended by the period Employee was in violation of any such restrictions.
7. “Customer” includes, without limitation, any distributor, health care provider, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group with which the Employee had a business relationship on behalf of Company during the last two years of Employee’s employment with Company and that (a) purchased, marketed, or distributed any competing products during the last two years of Employee’s employment; (b) participated in or influenced the purchasing decisions of any Customer of the Company; or (c) used Company’s devices, products, or services purchased by a Customer of the Company.
8. “Potential Customer” includes, without limitation, any distributor, health care provider, health care dealer, hospital, hospital system, university practitioner, surgeon, dentist, health care purchasing organization, or surgical group which Employee identified, marketed to, or held discussions with regarding the research, development, manufacture, distribution, or sale of any Competing Products during the last two years of Employee’s employment with Company.
     (B) Restrictive Covenants. During the Non-Competition Period, Employee agrees to be bound by each of the following independent and divisible restrictions:
1. Employee will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in a Same or Similar Capacity in the Restricted Geographic Area.
2. Employee will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in any capacity if it is likely that as part of such capacity, Employee would inevitably use or disclose any of Company’s Confidential Information or Inventions.
3. Employee will not seek or obtain employment with, work for, consult with, or lend assistance to any Competing Organization in any capacity involving any Competing Product.
4. Employee may accept employment with, work for, consult with, or lend assistance to any Diversified Competing Organization provided that (a) the division or unit of the Diversified Competing Organization with which Employee will be affiliated is not a Competing Organization; (b) the Employee’s affiliation with the Diversified Competing Organization does not involve any Competing Product; (c) Employee provides Company with a written description of Employee’s anticipated activities on behalf of the Diversified Competing Organization; (d) Employee’s affiliation with the Diversified Competing Organization would not likely cause Employee to inevitably use and/or disclose any Confidential Information; and (e) Employee’s affiliation with the Diversified Competing Organization does not constitute a competitive disadvantage to Company.

5. Employee will not seek or obtain employment with, work for, consult with, or lend assistance to any Customers or Potential Customers in the Restricted Geographic Area in a competitive capacity in which Employee’s knowledge of Company’s Confidential Information would inevitably be used to Company’s competitive disadvantage or for a competitive purpose.
6. Employee will not solicit, attempt to solicit, or engage in discussions or other communications with any Customer or Potential Customer with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product.
7. Employee will not interfere adversely with past, present, or prospective business relationships between Company and any of its Customers, Potential Customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which Company, Parent, or Affiliates conduct business.
8. Employee will not employ, engage in personal service or favor (whether or not for compensation), solicit for employment, advise or recommend to any other person or entity that such person or entity employ, or solicit for employment, any individual employed by Company during the last two years of Employee’s employment with Company, or otherwise induce or entice any such employee to leave employment with Company to work for, consult with, or lend assistance to any Competing Organization.
9. Employee agrees to refrain from making any disparaging or derogatory statements about Company, its products, Parent, and any Affiliates, together with their past, present and future officers, directors, employees, attorneys, and agents. Disparaging or derogatory statements include, but are not limited to, negative statements regarding Company’s business or other practices.
10. Employee agrees that the divisible covenants contained in this Agreement prohibit Employee from engaging in the restricted activities whether on Employee’s behalf or on behalf of, or for the benefit of, any other person or entity.
     9. Reasonableness of Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement are reasonably necessary to protect Company’s, Parent’s, and Affiliates’ legitimate interests in Confidential Information, Inventions, and goodwill. Additionally, Employee acknowledges and agrees that the restrictive covenants are reasonable in all respects, including, but not limited to, temporal duration, scope of prohibited activities, and geographic area. Employee further acknowledges and agrees that the restrictive covenants set forth in this Agreement will not pose any hardship on Employee and that Employee will reasonably be able to earn an equivalent livelihood without violating any provision of this Agreement.
     10. Non-Competition Period Payments. To the extent Employee is unable to obtain employment consistent with Employee’s training and education solely because of the provisions of this Agreement and to the extent that Employee is not otherwise entitled to compensation pursuant to a change in control arrangement, the following terms will apply upon expiration of any severance benefits to which Employee is otherwise eligible to receive:
a. Calculation of Payments: (i) Company will make payments to Employee equal to Employee’s monthly base pay at the time of Employee’s termination (exclusive of extra compensation and any other employee benefits) for each month of such unemployment through the end of the Non-Competition Period; or (ii) to the extent Employee is able to obtain employment consistent with the Employee’s skill and education that does not violate this Agreement, but solely because of this Agreement, the monthly base pay for the replacement employment is less than Employee’s monthly base pay at the time of Employee’s termination, Company agrees to pay the difference in monthly base pay for each such month through the end of the Non-Competition Period.
b. Written Explanation: To continue to be eligible for Non-Competition Period Payments, on the 15th (fifteenth) day of each month of unemployment, Employee will provide Company with a detailed written account of Employee’s efforts to obtain employment, including a statement explaining that Employee was unable to obtain replacement employment solely due to the provisions of this Agreement, or a statement explaining that the Employee’s monthly base pay for his replacement employment is less than at Company and Employee could not obtain a position financially comparable to his position at Company solely because of this Agreement.
c. Cessation/Suspension of Non-Competition Payments: To the extent that Employee breaches any provision of this Agreement during the Non-Competition Period or fails to timely submit the written explanation required by Section 10b, Company reserves the right to cease making any Non-Competition Payments. In the event of (i) the cessation of non-competition payments due to Employee’s breach; or (ii) suspension of non-competition payments during a period of time when a dispute over employee’s conduct and/or breach is being addressed through legal action or otherwise, Employee agrees that Employee will still be bound by all of the provisions set forth in this Agreement, including, but not limited to, the non-competition, non-solicitation, non-disparagement and non-disclosure covenants.
d. Release from Agreement: Company reserves the right to release Employee from Employee’s obligations set forth in this Agreement at any time. To the extent that the Company exercises its right to release Employee from this

Agreement, Company’s payment obligations under this section shall cease immediately and Employee shall not be entitled to any Non-Competition Period Payments.
     11. Severability and Modification of Restrictions: The covenants and restrictions in this Agreement are separate and divisible, and to the extent any clause, portion, or section of this Agreement is determined to be unenforceable or invalid for any reason, Company and Employee acknowledge and agree that such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of the Agreement. If any particular covenant, provision, or clause of this Agreement is determined to be unreasonable or unenforceable for any reason, including, without limitation, the temporal duration, scope of prohibited activity, and/or geographic area covered by any non-competition, non-solicitation, non-disparagement or non-disclosure covenant, provision, or clause, Company and Employee acknowledge and agree that such covenant, provision, or clause shall automatically be deemed reformed such that the contested covenant, provision, or clause will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law. The parties agree that any court interpreting this Agreement shall have the authority, if necessary, to reform the Agreement to render it enforceable under applicable law.
     12. Remedies. Employee acknowledges that a breach or threatened breach by Employee of this Agreement will give rise to irreparable injury to Company and that money damages will not be adequate relief for such injury. Accordingly, Employee agrees that Company shall be entitled to obtain injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions, or permanent injunctions, without having to post any bond or other security, to restrain or prohibit such breach or threatened breach, in addition to any other legal remedies that may be available. In addition to all other relief to which it shall be entitled, Company shall be entitled to cease or suspend all payments to which Employee would otherwise be entitled under Section 10 hereto; continue to enforce this Agreement; recover from Employee all payments made under Section 10 to the extent attributable to a time during which Employee was in violation of the covenants for which payment was made; and recover from Employee all litigation costs and attorneys’ fees incurred by Company in any action or proceeding relating to this Agreement in which Company prevails, including, but not limited to, any action or proceeding in which Company seeks enforcement of this Agreement or seeks relief from Employee’s violation of this Agreement.
     13. Survival of Obligations. Employee acknowledges and agrees that Employee’s obligations under this Agreement, including, without limitation, Employee’s non-competition, non-solicitation and non-disclosure obligations, shall survive the termination of Employee’s employment with Company, whether such termination is with or without cause or whether such termination is voluntary or involuntary. Employee further acknowledges and agrees that all covenants set forth in this Agreement shall be construed as independent covenants and that no breach of any contractual or legal duty by Company shall be held sufficient to excuse or terminate the Employee’s obligations under this Agreement or to preclude Company from obtaining injunctive relief or other remedies for Employee’s violation or threatened violation of such covenants.

     14. Governing Law and Choice of Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, notwithstanding any state’s choice-of-law rules to the contrary. The parties agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court located in Kosciusko County, Indiana, or the United States District Court for the Northern District of Indiana, South Bend Division. The parties hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.
     15. Successors and Assigns. Company shall have the right to assign this Agreement, and, accordingly, this Agreement shall inure to the benefit of, and may be enforced by, any and all successors and assigns of Company, including, without limitation, by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and shall be binding on Employee and Employee’s executors, administrators, personal representatives, or other successors-in-interest. The services to be provided by Employee to Company are personal to Employee, and Employee shall not have the right to assign Employee’s duties under this Agreement.
     16. Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Employee and a duly-authorized officer of Company.
     17. No Waiver. The failure of Company to insist upon performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but each of which when taken together will constitute one and the same agreement.
     19. Entire Agreement. This Agreement, including Recitals, constitutes the entire agreement of the parties with respect to the subjects specifically addressed herein, and supersedes any prior agreements, understandings, or representations, oral or written, on the subjects addressed herein, excluding any Change in Control Severance Agreement between Employee and Parent. Notwithstanding the foregoing, to the extent the employee has an existing non-competition, confidentiality, or non-solicitation agreement in favor of Company and has breached or violated the terms thereof, Company may continue to enforce its rights and remedies under and pursuant to such existing agreement.

     Employee’s signature below indicates that Employee has been given ample time to consider the entire Agreement, Employee has read the entire Agreement, Employee understands what Employee is signing, and Employee is signing it voluntarily. Employee agrees that Company advised Employee to consult with an attorney prior to signing the Agreement.

“COMPANY” Zimmer, Inc.
By:
Printed:
Title:

Dated: __________ ___, 2006

“EMPLOYEE”

Printed:

Dated: __________ ___, 2006